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THIS FILING CONSISTS OF A TRANSCRIPT OF THE COMPANY’S EARNINGS CONFERENCE CALL HELD ON NOVEMBER 9, 2005.

About the Merger

In connection with the proposed merger, on November 3, 2005, CRIIMI MAE Inc. (the “Company” or “we”) filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by us at the SEC’s website at http://www.sec.gov. The definitive proxy statement and such other documents may also be obtained for free from us by directing such request to: CRIIMI MAE Inc., 11200 Rockville Pike, Rockville, Maryland  20852, Attention: Investor Services, telephone: 301-255-4740 or 1-800-CMM-0535.

We and our directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of our participants in the solicitation is set forth in our preliminary proxy statement previously filed with the SEC.

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Conference Call Transcript

Q3 2005 CRIIMI MAE Inc. Earnings Conference Call

Event Date/Time: Nov. 09. 2005 / 11:00AM ET

Event Duration: N/A

CORPORATE PARTICIPANTS

Susan Railey

CRIIMI MAE - VP of Investor Services

Cindy Azzara

CRIIMI MAE - CFO

Mark Jarrell

CRIIMI MAE - President and COO

Barry Blattman

CRIIMI MAE - Chairman and CEO

CONFERENCE CALL PARTICIPANTS

Troy Logan

Marlin Capital (ph) - Analyst

Art Winston

Pilot Advisors (ph) - Analyst

Bob Sommers

Private Management Group (ph) - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the third-quarter 2005 CRIIMI MAE earnings conference call. My name is Anthony and I will be your coordinator for today. At this time all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS) I’d now like to turn the presentation over to your host for today’s call, Ms. Susan Railey, Vice President of Investor Services. Please proceed.

Susan Railey  — CRIIMI MAE - VP of Investor Services

Good morning. Thank you for joining us today as we present CRIIMI MAE’s third-quarter 2005 results. A copy of our earnings release is available on our website at www.criimimaeinc.com. The speakers on today’s call will be Barry Blattman, our Chairman and CEO; Cindy Azzara, our Chief Financial Officer; and Mark Jarrell, our President and Chief Operating Officer. First Cindy will discuss our financial results. Mark will update you on the loan portfolio and discuss our recent hedging transaction. Then Barry will discuss our recently announced proposed merger. We will then take your questions about our financial results or the merger.

Before we began I must provide the usual cautionary statements. Some of the statements made today are forward-looking statements. You can identify these statements by the fact that they do not strictly relate to historical or current facts. Such statements involve a variety of risks and uncertainties and actual results could differ materially from those anticipated in any forward-looking statements made today. Factors that could cause results to differ materially are detailed in our Company’s SEC reports which can be accessed on our website.

Additionally, please note the that the Company will not update the information presented in this call, the earnings release or the Company’s quarterly and annual reports until the next earnings call or earnings release.

I will now turn the call over to Cindy.

Cindy Azzara  — CRIIMI MAE - CFO

Thank you, Susan. Good morning everyone. I hope you’ve had an opportunity to review our earnings release and the accompanying table. As stated in our release, our third-quarter net income to common shareholders was approximately $5.8 million or $0.36 per diluted share which included net income of $5.3 million related to our operating activities and $516,000 in net income related to other items.

Items assessing this quarter’s operating results were as follows. First, our net interest margin of $9.7 million reflected an increase of $893,000 as compared to the second quarter primarily due to an increase in CMBS interest income as we revised the weighted average yield to maturity related to our CMBS effective July 1.

Total operating expenses of $5.8 million in the third quarter which also include servicing expenses, reflected a decrease of $138,000 over the prior quarter. The third-quarter G&A expenses of $2.7 million included a total of approximately $400,000 in legal costs and certain other fees related to our Board’s review of strategic alternatives as compared to $374,000 in related costs last quarter.

Other items which reflected net income of $516,000 in the third quarter included a net gain on derivatives of $1.2 million due primarily to an increase in the value of our $40 million interest rate swap as interest rates increased by over 40 basis points quarter over quarter. Note that even though our derivatives are not designated as hedging instruments, their value generally moves inversely to the value of the CMBS portfolio and their value varies directly with interest rates. Because our derivatives are not designated as hedges, changes in share value as well as the impact of any cash payments made or received are recognized in current period earnings as net losses or gains on derivatives.

I’ll now discuss significant items affecting our cash flows. During the third quarter, we received a total of $14.1 million from our retained CMBS portfolio and noncore assets. The increase of $2.9 million from the second quarter of 2005 was due to an increase in cash received from our retained CMBS portfolio primarily resulting from recoveries of prior interest shortfalls and an increase in cash from a prepayment and liquidation of noncore assets.

Our third-quarter outflows included corporate G&A expenses of $2.7 million, the quarterly maintenance fee of $434,000 and $1.5 million in dividends paid to preferred shareholders. Additionally, our third-quarter cash outflows included $122,000 in net interest rate swap payments.

Now let’s move on to the discussion of our balance sheet. Total liquidity was approximately $71.5 million at September 30, as compared to $58 million at June 30. Note that a substantial portion of our liquidity is intended to be used to repay the 31 million of BREF debt at its maturity in January of 2006. As of quarter end, our retained CMBS portfolio fair value which was based on third-party information and management’s estimates decreased slightly to $327 million as compared to $341 million last quarter. This decrease in fair value resulted primarily from an increase in long-term treasury rates quarter over quarter. Again, the fair value of our CMBS as of quarter end was based in part on long-term interest rates.

The rates on the ten-year treasury have increased by approximately 27 basis points since quarter end. To give you a feel for this impact, note that on average a 100 basis point change in the discount rates we use to estimate the fair value would result in a change in the fair value of our retained CMBS by approximately 5.7%.

As of September 30, our $40 million interest rate swap on which we pay a fixed rate of 4.7% per year in exchange for receiving one month LIBOR reflected a liability of $200,000 based on its quarter end fair value, an increase in value of $1.3 million quarter over quarter. Note that ten-year swap rates have increased by 35 basis points since quarter end and that a 100 basis point increase in the corresponding rates would increase the value of our $40 million swap by approximately $2.8 million. Future changes in the swap fair value will continue to be recorded in current period earnings.

GAAP book value as of September 30 was $22.48 per diluted common share as compared to $23.83 per diluted common share as of June 30. Adjusted GAAP book value per diluted common share decreased slightly to $17.58 as of September 30 as compared to $17.95 as of last quarter end due primarily to the increase in long-term interest rates at quarter end partially offset by this quarter’s net earnings. We have provided the calculation of our GAAP book value and a reconciliation of the adjusted GAAP book value in the table at the end of our earnings release and on our website.

In summary, during the third quarter, we reduced debt and added to liquidity. Total debt outstanding declined to $583.7 million at quarter end, again $31.3 million of this amount is expected to be repaid in January 2006. 87% of the quarter end debt was nonrecourse with a weighted average effective interest rate of 8.7% and 13% was recourse debt with fair (ph) interest at a weighted average rate of 9.8%. And our core assets continue to generate significant cash as reflected in the increase in total liquidity.

At this point, I will turn the discussion over to Mark.

Mark Jarrell  — CRIIMI MAE - President and COO

Thank you, Cindy. Let me first give a very brief overview of developments this quarter in our specialty service loan portfolio. We began the third quarter of 2005 with a special servicing balance of $515.1 million. During the quarter we resolved 26 assets with a combined outstanding balance of a little over 108 million and had 13 new transfers into special servicing totaling about $86.5 million.

For the assets we resolved during the quarter, actual losses were 16.2% lower than projected. Included in the new transfers to special servicing is one of the shallow end pools which is counted as one loan totaling 59.8 million and is secured by 13 properties. Also included in new transfers are four loans totaling 9.8 million that were transferred in as a result of property damage caused by Hurricane Katrina. This leaves us after amortization and other adjustments with a balance of 485.5 million at the end of the third quarter down 5.8% from the June 30 balance.

Next, I want to go over the hedging transactions. We completed after the end of the third quarter and in connection with the terms of the merger agreement we announced with CDP Capital-Financing on October 6. First, on October 6, as Phase I, we purchased an option on an underlying ten-year interest rate swap at a cost of $3.975 million. This option had a notional amount of $200 million and positions the Company as the fixed-rate payer at 4.76% in exchange for receiving floating payments based on one month LIBOR.

This option was intended as a temporary hedge until such time as the terms of the second phase of the hedge transaction could be arranged. The option was liquidated on October 20, 2005, for total proceeds of 4.7 million or a gain of approximately $725,000.

Second on October 18, 2005, we entered into a Phase II hedge consisting of agreements to become the fixed-rate payer in two forward starting ten-year interest rate swaps. The aggregate notional amount of these two swaps is $200 million and they allow the Company to lock in and pay a fixed rate of 4.885% in exchange for receiving floating payments based on one month LIBOR. The swaps have an effective date of April 3, 2006 and do not require the Company nor the swap counterparty to begin exchanging regular monthly payments until May 3, 2006.

The Phase II swaps require us to post cash collateral as security for our future obligations to the swap counterparty. We posted an initial 4.9 million in cash collateral with such counterparty on October 20, 2005, 4.7 million of which was provided by the simultaneous liquidation and posting of the Phase I hedge process. The swaps contain a daily mark-to-market provision which requires us to post additional collateral if the value of the swaps should decline from the currently collateralized level. The swap values vary directly with changes in interest rates meaning that if interest rates decline, the value of the swaps will also decline and if interest rates increase, the value of the swaps will increase. To give you a feel for this affect, a change in interest rates of 100 basis points result in a change in the aggregate value of the swaps of approximately $15 million.

Now I’m going to turn it over to our CEO, Barry Blattman, who will share some thoughts with you on the proposed merger. Following Barry’s remarks, we will take questions. Barry?

Barry Blattman  — CRIIMI MAE - Chairman and CEO

Thank you, Mark. As Mark mentioned, now I’d like to take some time to discuss our pending merger with CDP Capital-Financing, which is a subsidiary of Caisse de depot which we typically refer to as CDP. As we announced on October 6, your Board of Directors is recommending that shareholders vote yes to the proposed merger at $20 a share. To solicit the vote, we filed last Thursday a preliminary proxy statement with the SEC for their review. And depending on the SEC’s comments, we expect to be able to mail the final proxy to all of you some time in December.

We further expect to hold a special meeting to vote on this matter in late January or February of next year. Although there will be an opportunity to attend that meeting and ask any questions about the merger at that time, I felt that it was important to outline the rationale for the transaction to you early in the process and to give shareholders or at least those of you who may already have seen the preliminary proxy we filed with the SEC, an opportunity to ask questions.

Rather than re-recite all of the details of the process, timing, involved parties and economic analysis that went into the decision to accept a buyout offer from CDP, all of which is in the proxy statement that you can read, I thought it would be more useful to focus my remarks today on two core issues that are central to my own view of why this transaction makes sense and are also key to understanding why CRIIMI’s Board of Directors and management will be voting for the merger and why we are recommending you do as well.

These two issues are first, why is selling the Company better than continuing to run it on a slimmed down basis or growing it through originations as we had previously been thinking about? And second, if selling now is smart, why is $20 the right price? As to the first question, the answer is that management and the Board, with the assistance of our financial adviser, examined the potential risks and rewards of both the startup originations venture and a runoff of the Company’s assets with scaled down G&A. And neither of those alternatives were viewed as likely to produce better value for shareholders than the merger does.

Why? Well, as to the originations business plan as I discussed at the annual meeting a few weeks ago, the large upfront expense that would have been involved with such an effort combined with the competitive pressures on margins and the deterioration of credit underwriting standards and the commercial mortgage origination market, made the risk reward analysis significantly less favorable to this alternative than when we first announced our intention to explore it in early 2004.

Our Board, wisely I think, decided that now was not the right time to invest your money in a startup with uncertain prospects. And more so because we would have had to compete with lenders who increasingly are offering borrowers terms that we just do not think make sense from the perspective of a long-term holder of credit risk which is what CRIIMI would have been under that plan.

But if growing the Company via new originations wasn’t prudent, some of you have asked why not just slim down the G&A and let the shareholders enjoy the yield on our portfolio over its remaining term. The answer here is actually even simpler. On a net present value basis given the $20 per share merger price, it made sense to sell rather than hold in large part because, as we have discussed on these calls many times before, there is only so much we can do in terms of skinnying down G&A at CRIIMI given the fact that it is a public company and therefore responsible for SEC reporting, Sarbanes-Oxley compliance, etc.

It all comes down in effect to what management fee comes out of the return to shareholders for overseeing the portfolio. The portfolio is worth more to someone who could administer it more efficiently and as part of the larger overall asset management platform particularly if that platform does not have to bear the public company overhead burden.

I would also add that the potential shareholder value represented by either developing an originations program or running off our existing portfolio is subject to significant uncertainties and highly susceptible to changes in market conditions, both in the fixed income and the real estate sectors. Monetizing the portfolio value now is therefore also prudent given our view of where we are today in the real estate and interest rate cycles.

Now to the issue of the $20 merger price and its efficiency. Again, without repeating all the history and details set forth in the proxy statement, I want to assure you that we got the best and the right price based on one central theme, a lengthy competitive level playing field, professionally-run bidding process with extensive oversight by the Board’s special committee of independent directors. We, through our financial adviser, Citigroup, contacted every conceivable legitimate bidder for the Company. We provided them with complete, accurate and frankly exhaustive information on the Company, its assets, its people and its prospects. It’s included financial, real estate, loss, cash flow modeling, tax and legal and other information, all made available on a round-the-clock virtual database accessible to every potential bidder which signed a standard confidentiality agreement.

Management held extensive meetings with interested bidders and bidders — I can tell you — learned everything there was to learn about CRIIMI, down to literally how many employee parking spaces we have in our offices in Rockville. Brascan Real Estate Financial Partners, the fund of which I serve as a managing partner as you know participated in that process for a time. And so I know personally that the Company conducted a fair and open process. I was given no special advantage and completely withdrew from the Company side of this strategic process and the Company’s day-to-day operations while BREF was a potential acquirer.

And even though BREF withdrew in late summer because it was our feeling that other more focused platforms could be more aggressive players, which later did turn out to be the case, I can tell you that in the end CRIIMI got the right price because our Board used the right financial and legal team; we contacted the right buyers; we invited anyone who wanted to play; and we provided very complete information and a level playing field that forced people to compete for the Company and to pay a premium to get it.

Again, I want to encourage all of you to carefully read the more detailed discussion of this strategic review process, the competitive bidding, the financial analysis and the fairness opinion contained in the proxy. But hopefully I’ve been able to touch on some of the most important themes this morning.

And with that, I want to open it up for questions about the quarterly results that Cindy reviewed, the merger or anything else that is on your mind today.

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Troy Logan (ph), Marlin Capital (ph).

Troy Logan  — Marlin Capital (ph) - Analyst

Good morning, Barry. I was reading through the proxy and I was wondering is there anything precluding you or your fund at Brascan from coming in and throwing in a late bid?

Barry Blattman  — CRIIMI MAE - Chairman and CEO

We have committed to not do so and we do not intend to.

Troy Logan  — Marlin Capital (ph) - Analyst

I guess my question runs around this idea that it states in the proxy that you felt the Company was worth at least 22. Why did you enter into that type of an agreement?

Barry Blattman  — CRIIMI MAE - Chairman and CEO

Well, that, I’ll comment first on the 22 remark that you made. Our view as a bidder was generally as we had mentioned in our filings that a significant premium to adjusted book at a certain date. And orally what we had told the adviser at the time that that probably meant something like 20.25. The 22 that you are referring to is the number that when I, acting on behalf of the Company as opposed to as a bidder, after we withdrew from the process, had negotiated with CDP to do the deal in this last round of our negotiations with them which was in keeping with what my view was about other people — other platforms being interested in paying more for the Company than what we were.

I’ll also comment, Troy, just to give some clarity to the ultimate price that we agreed to and where my fund had expressed interest. Ultimately the 20.25 that we were talking to the Company’s adviser about was going to be if we could get to it — a combination of cash and paper. And most likely where we would have come out would have been more like in the vicinity of just north of $15 in cash and the rest in a deeply discounted or deeply subordinated preferred which people might have debated whether it was worth $5.00 or not. It would’ve been ultimately up to the firm’s adviser to evaluate the proposal that we made. But we would not have gotten to 20.25 in cash.

And the $20 in cash that we negotiated with CDP was, as a shareholder, I would say much more appealing to me than what BREF would have put on the table, which was my expectation when we chose to withdraw.

Troy Logan  — Marlin Capital (ph) - Analyst

Okay. Can you shed any light on the one bidder who expressed interest and it looked like roughly 45% of the Company at prices between 19 and $20? Who are they and where did they go?

Mark Jarrell  — CRIIMI MAE - President and COO

Troy, this is Mark Jarrell. That event occurred during the time when Barry was not involved in the strategic discussions at the Company level because he was a bidder. I’m certainly not going to name the bidder by name. And I would refer you to the discussion in the proxy statement. But the advice of our financial adviser and the decision of the Board at that time was to not further consider that offer because it did not appear to be competitive with what was then on the table for 100% purchase of the common.

It was a quite complex proposal that was very difficult or Citigroup felt it would be very difficult to value. The value did not appear to be near where the 100% acquisition proposals were coming out at that point in time.

Troy Logan  — Marlin Capital (ph) - Analyst

I’m confused. If we give up 45% — or 19 or all of it for 20 to 23, I’m confused on the math then.

Barry Blattman  — CRIIMI MAE - Chairman and CEO

Well, I think, Troy, that a couple of comments. One is the way that the disclosure is intended to pass along the information is that it was viewed that that type of proposal would have resulted in that type of value for the Company, number one. But more importantly, I would say that, as you know, when we announced this deal, we announced that the interesting characteristic that there is no breakup fee. And Citi has gone back and contacted all of the bidders and let them know that the situation that we’re in and that other bidders can come in up until the end of the year, although we can solicit bids until the end of this month. Anybody who has an interest now on the basis that might be competitive is offered the opportunity to do so in a way that if they come up with something that is more valuable than what CDP — than the deal signed with CDP — it doesn’t cost the Company much to switch over.

But where we are now, our strong expectation is that the deal with CDP is going to the one that is most attractive on the table for the Company which frankly going back to your first question as a bidder in evaluating where I would have had interest in the Company, I think it’s a good number.

Mark Jarrell  — CRIIMI MAE - President and COO

Troy, just to be clear, the sentence in the proxy is not meant to say that that proposal valued 45% of the Company at $19 to $20 a share; it meant to read or to state that the transaction as a whole would have valued the entire Company at that level.

Troy Logan  — Marlin Capital (ph) - Analyst

Oh, okay.

Mark Jarrell  — CRIIMI MAE - President and COO

I’m sorry if that’s not clear.

Troy Logan  — Marlin Capital (ph) - Analyst

Because I was reading 45% for 19 bucks and like versus 100 at 23, it seemed like I’d sell 45% at 19 bucks.

Mark Jarrell  — CRIIMI MAE - President and COO

Yes, absolutely. Sorry about that.

Barry Blattman  — CRIIMI MAE - Chairman and CEO

We agree.

Troy Logan  — Marlin Capital (ph) - Analyst

If the merger doesn’t go through, Barry, what does cash flow look like for next year if you can shed any light on that?

Mark Jarrell  — CRIIMI MAE - President and COO

Cindy, I’d know, this is Mark again. Troy, I’m not sure at this point that we have a projection for 2006 that we’d be prepared to commit to on a public call. Cindy, unless you want to correct me or overrule me.

Cindy Azzara  — CRIIMI MAE - CFO

You are correct, Mark.

Barry Blattman  — CRIIMI MAE - Chairman and CEO

Which is consistent, Troy, with how we have handled cash flow projection questions in the past.

Troy Logan  — Marlin Capital (ph) - Analyst

Okay. All right, thanks guys.

Operator

Art Winston (ph), Pilot Advisors (ph).

Art Winston  — Pilot Advisors (ph) - Analyst

First of all, I just want to thank the directors and management in case there’s no more conference calls and this is the end of it for all they’ve done for the shareholders in the last 2.5 years.

Barry Blattman  — CRIIMI MAE - Chairman and CEO

Thank you, Art.

Art Winston  — Pilot Advisors (ph) - Analyst

I just had two questions. One, the reason that, the only reason we could see that the deal wouldn’t go through was just the buyer says he doesn’t want to do this and then he has to pay how much to the Company?

Barry Blattman  — CRIIMI MAE - Chairman and CEO

Well then, the buyer would be — the buyer would be in breach of the contract. If none of the MAC clauses that would allow the buyer to withdraw from the contract kicked in, although the MAC clauses in our contract are written in a way that relative to most M&A transactions quite favorable towards us, implying that it’s difficult for the buyer to not do the transaction. But if the buyer did default on the agreement and that’s what it would be then they would be in violation of a contract and we would pursue remedy. There is no set amount but (multiple speakers).

Art Winston  — Pilot Advisors (ph) - Analyst

No set amount?

Barry Blattman  — CRIIMI MAE - Chairman and CEO

Right.

Art Winston  — Pilot Advisors (ph) - Analyst

Number two. In reading this thing, the only thing that went wrong is that if we had — we could operate at the speed of lightning very early on somehow we could have got 23.60 in cash from these guys who are buying the company now? Page 12 of the —.

Barry Blattman  — CRIIMI MAE - Chairman and CEO

You know, Art, I mean it’s hard to say. In the context of the process where an adviser is competitively seeking bids from different players, that was the number that that buyer put into the process. And maybe the Company would have gotten the deal done at that number back then. I don’t know that it was a matter of time; it was just a matter of what was happening at the time. But you can tell from the information in the proxy that, at that time, that bid was an outlier.

Art Winston  — Pilot Advisors (ph) - Analyst

Right. Okay, thank you.

Operator

(OPERATOR INSTRUCTIONS) Bob Sommers (ph), Private Management Group (ph).

Bob Sommers  — Private Management Group (ph) - Analyst

This is Private Management Group and we also would like to thank all the management team and the Board of Directors. I have two simple questions. With the new swap agreements that’s there, does that somewhat neutralize our risk here going forward for the deal not to go through? And then secondarily, Mark, I think you had mentioned that you had some hurricane losses that have already been put into the third quarter. Is there more to be expected?

Mark Jarrell  — CRIIMI MAE - President and COO

Do you want to take the second question first?

Barry Blattman  — CRIIMI MAE - Chairman and CEO

I’ll take the hedging question and then I’ll —. As it relates to the hedge, we definitely have a hedge on now that is much more significant than what we’ve ever had. It was intended to neutralize the component of our value that’s driven by one part of it — what affects the pricing of our securities which is the underlying swap rate. So when we in the market value securities of the type we own, we use a discount rate that’s made up of the swap rate which is effectively where you’d swap treasuries into floating and credit spreads.

So what we have done now is insulated we think in the right amount the portfolio’s exposure to that part of what drives the discount rate. There would still be exposure positive or negative to changes in how the market prices, the credit component of the discount rate for the credit spread.

Bob Sommers  — Private Management Group (ph) - Analyst

Barry, is there enough risk out there that could cause the deal to go away?

Barry Blattman  — CRIIMI MAE - Chairman and CEO

Is there enough risk —?

Bob Sommers  — Private Management Group (ph) - Analyst

Interest rate risk.

Barry Blattman  — CRIIMI MAE - Chairman and CEO

Well interest rate risk first of all, it’s not a condition that would allow the buyer to walk away.

Bob Sommers  — Private Management Group (ph) - Analyst

Okay. I guess that’s where I was going.

Barry Blattman  — CRIIMI MAE - Chairman and CEO

Yes, yes. No, there is no interest rate risk. I mean, really that type of risk has been taken out of the equation through the way that the documents are drafted. And then, Mark, related to the hurricane question.

Mark Jarrell  — CRIIMI MAE - President and COO

I would say, Bob, just in general, we believe we have taken every bit of information we have at our disposal right now on the properties that were affected in any way by Katrina and analyzed it and we’ve included any expectation of loss in our third-quarter loss numbers. The $9.8 million of loans that came into special servicing that I mentioned in my remarks here on this call were anticipated on the basis of that review to come in. So I would say that based on what we know now, the third quarter numbers reflect the full extent of the expected loss.

Having said that, as you probably know, a good deal of what goes on with insurance companies and loss adjusters and damage claims and resolution of claims goes on over a long period of time and so there is not and there won’t be, I don’t think for some time, complete clarity on exactly down to the last dollar what we will feel as losses from the hurricane. But our financials reflect the best available information at this time.

Bob Sommers  — Private Management Group (ph) - Analyst

Okay, thank you, guys. We appreciate it.

Barry Blattman  — CRIIMI MAE - Chairman and CEO

Bob, thank you for your comments and your colleagues as well.

Operator

That concludes the Q&A session. I turn the call back over Mr. Barry Blattman for closing remarks.

Barry Blattman  — CRIIMI MAE - Chairman and CEO

Thanks very much. I hope that when it comes to the time for our next quarter’s call, we will be — we will have wrapped this up. But prior to that I expect that we will be seeing a group of you at our shareholders’ meeting to discuss the proxy. We will look forward to that. Thanks very much for participating in the call.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Everyone have a wonderful day.